Exhibit 99.ACCT

EXHIBIT(a)(4)

Registrant’s Independent Public Accountant

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Funds	Predecessor Funds
Invesco Oppenheimer Capital Appreciation Fund	Oppenheimer Capital Appreciation Fund
Invesco Oppenheimer Discovery Fund	Oppenheimer Discovery Fund
Invesco Oppenheimer Master Loan Fund	Oppenheimer Master Loan Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Funds for the Funds’ current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, each Predecessor Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective after the close of business on May 24, 2019, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Funds. The Prior Auditor’s report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds’ two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated November 7, 2019 is attached as Attachment A to this exhibit.

November 7, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Oppenheimer Capital Appreciation Fund, Oppenheimer Discovery Fund, and Oppenheimer Master Loan Fund, LLC. Under the date of October 25, 2018, we reported on the financial statements of Oppenheimer Capital Appreciation Fund as of and for the years ended August 31, 2018 and 2017 and under the date of November 21, 2018, we reported on the financial statements of Oppenheimer Discovery Fund and Oppenheimer Master Loan Fund, LLC as of and for the years ended September 30, 2018 and 2017. On May 24, 2019, we resigned as independent public accountant.

We have read the statements made by AIM Counselor Series Trust (Invesco Counselor Series Trust) included under Item 13(a)(4) of Form N-CSR dated November 7, 2019, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP as the independent registered public accounting firm of Invesco Oppenheimer Capital Appreciation Fund, Invesco Oppenheimer Discovery Fund, and Invesco Oppenheimer Master Loan Fund.

Very truly yours,

KPMG LLP